Exhibit 10.2

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is made as of the 31st day of August, 2018, by and between RORY G. RITRIEVI (“Executive”), MID PENN BANCORP, INC. (the “Company”) and MID PENN BANK (the “Bank”).

WITNESSETH

WHEREAS, the Company, the Bank and the Executive entered into an Employment Agreement dated November 3, 2016 (as the same may be amended from time to time, the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Section 17(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-solicitation and non-competition provisions of Section 6 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when taken together with payments and benefits payable to or on behalf of Executive under any other plans, contracts or arrangements with the Company or the Bank (all such payments and benefits, the “Total Payments”), will be subject to excise tax imposed under Code Section 4999 (the “Excise Tax”), then Executive shall receive an additional payment in an amount equal to the amount of the Excise Tax actually payable by Executive, without regard to any additional tax, interest or penalty payable by Executive on such additional amount. For example, if the Total Payments would result in an Excise Tax payable by Executive of $300,000, then Executive will be entitled to receive an additional payment of $300,000; however, Executive shall be solely responsible for any additional tax, interest or penalties resulting from the additional $300,000 payment. All calculations required to be made under this Section, including the portion of any payments to be allocated to the restrictive covenants set forth in Section 6 (or any payments to be allocated to a separate restrictive covenant agreement, if any) will be made by the Company’s independent public accountants, subject to the right of Executive’s representative to review the same. All amounts required to be paid pursuant to this Section shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Company’s independent public accountants; provided, however, that any payments to be made under this Section shall in all events be made no later than the end of Executive’s taxable year next following the taxable year in which the Executive remits such Excise Tax payment. The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

2.    For purposes of Section 11 of the Agreement, “Change in Control Agreement” shall not be deemed to include any Supplemental Executive Retirement Plan Agreement entered into between Executive and the Company.

3.    In all other respects, the Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:	MID PENN BANCORP, INC.

By:
Secretary

ATTEST:	MID PENN BANK

By:

WITNESS:	EXECUTIVE